Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Record Results for First Quarter 2019

Houston, Texas (Wednesday, May 1, 2019) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended March 31, 2019.

Enterprise reported record net income attributable to limited partners of $1.3 billion, or $0.57 per unit on a fully diluted basis, for the first quarter of 2019 compared to $901 million, or $0.41 per unit on a fully diluted basis, for the first quarter of 2018.  Net cash flow provided by operating activities (referred to in this press release as “cash flow from operations” or “CFFO”) was $1.2 billion for both the first quarters of 2019 and 2018.  Enterprise used $560 million of cash for working capital purposes during the first quarter of this year compared to $203 million used for working capital purposes during the first quarter of 2018.  Free Cash Flow (“FCF”), increased 89 percent to $1.9 billion for the twelve months ending March 31, 2019 versus the comparable period ending March 31, 2018.  FCF is defined as CFFO less net cash used in investing activities plus net cash contributions from noncontrolling interests.

Distributable Cash Flow (“DCF”) increased 18 percent to a record $1.6 billion for the first quarter of 2019 compared to the first quarter of 2018.  DCF provided 1.7 times coverage of the distribution declared with respect to the first quarter of 2019.  Distributions declared with respect to the first quarter of 2019 increased 2.3 percent to $0.4375 per unit compared to the same period in 2018.  This is the partnership’s 59th consecutive quarterly distribution increase.  Enterprise retained $665 million of DCF for the first quarter of 2019, a 47 percent increase from $452 million of DCF retained for the first quarter of 2018.

First Quarter 2019 Highlights
	Three months ended March 31,
	2019	2018
($ in millions, except per unit amounts)
Operating income	$1,626	$1,139
Net income attributable to limited partners	$1,261	$901
Fully diluted earnings per unit	$0.57	$0.41
CFFO (1)	$1,160	$1,234
Total gross operating margin (2)	$2,134	$1,586
Adjusted EBITDA (2)	$1,986	$1,687
FCF (2)	$3	$99
DCF (2)	$1,628	$1,386

(1)
CFFO includes the impact of the timing of cash receipts and payments related to operations.  For the first quarters of 2019 and 2018, the net effect of changes in operating accounts, which are a component of CFFO, were reductions of $560 million and $203 million, respectively.

(2)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), FCF and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Gross operating margin, operating income and net income attributable to limited partners for the first quarter of 2019 included $96 million of non-cash, mark-to-market gains on financial instruments used in our hedging activities primarily related to crude oil and natural gas regional price spreads compared to $137 million in non-cash, mark-to-market losses in the first quarter of 2018.

First Quarter Volume Highlights
	Three months ended March 31,
	2019	2018
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.5	6.1
Marine terminal volumes (million BPD)	1.8	1.6
Natural gas pipeline volumes (TBtu/d)	14.2	13.0
NGL fractionation volumes (MBPD)	969	824
Fee-based natural gas processing volumes (Bcf/d)	5.3	4.4
Equity NGL production volumes (MBPD)	154	165

As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “Bcf/d” means billion cubic feet per day; and “TBtu/d” means trillion British thermal units per day.

•	Capital investments were $1.2 billion during the first quarter of 2019, including $62 million of sustaining capital expenditures.

“Enterprise reported an exceptional first quarter of 2019,” said A. J. “Jim” Teague, chief executive officer of Enterprise’s general partner.  “First, I would like to recognize the extraordinary efforts and teamwork of our engineering, operations, distribution and commercial groups to complete the conversion of one of the Seminole NGL pipelines into crude oil service and the construction of our Shin Oak NGL pipeline ahead of schedule.  They accomplished these achievements while being responsible in terms of landowner relations, the environment and safety.  These projects in combination with strong performance from our existing assets enabled us to turn a ‘solid’ first quarter into a ‘record’ first quarter, with eleven operational and financial records.  Both Adjusted EBITDA and DCF, which exclude the effects of non-cash, mark-to-market earnings, increased 18 percent to $2.0 billion and $1.6 billion, respectively.

“Overall business fundamentals remain strong for the partnership’s integrated midstream system.  We continue to benefit from production increases in the Permian and Haynesville shale regions, while demand for U.S. crude oil, NGLs and refined products remains strong in both domestic and international markets.  Our crude oil marine terminals reported record volumes of nearly 900,000 barrels per day in the first quarter of 2019 despite the temporary closure of the Houston Ship Channel.  With Permian crude oil volumes forecasted to increase by approximately 700,000 barrels per day in 2019, we believe substantially all of this increase in volumes will be destined for international markets.  In addition, we expect approximately 300,000 barrels per day of new ethane demand from ethylene facilities on the U.S. Gulf Coast forecasted to begin operations during the remainder of 2019,” said Teague.

“Through April 2019, we placed $1.9 billion of growth capital projects into service.  We have another $5.0 billion of major growth assets under construction of which we expect to put  $3.5 billion of these projects into service between now and the end of the year.  These projects include a third train at the Orla natural gas processing complex in the Permian, a tenth NGL fractionator and an isobutane dehydrogenation (iBDH) plant at our Mont Belvieu complex.  In addition, we have a number of projects under development including crude oil, natural gas, NGL and petrochemical pipelines, natural gas processing plants in the Permian, a second PDH facility,  and our Texas deep water crude oil port.  With the flexibility to self-fund our equity needs and strong balance sheet, we believe these new projects will enable us to increase cash flow per unit and the equity value of our partnership.”

Review of First Quarter 2019 Results

Enterprise reported a 35 percent increase in gross operating margin to $2.1 billion for the first quarter of 2019 compared to $1.6 billion for the first quarter of 2018.  Included in gross operating margin for the first quarter of 2019 were net non-cash, mark-to-market gains of $96 million, while gross operating margin for the first quarter of 2018 included net non-cash, mark-to-market losses of $137 million.  We estimate gross operating margin for the first quarter of 2019 was reduced by approximately $40 million related to the impact to our marine terminal activities from the temporary closure of the Houston Ship Channel.  We expect to make up substantially all of these volumes and the associated gross operating margin in the second quarter of 2019.  Below is a review of each business segment’s performance for the first quarter of 2019.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment increased 8 percent to $959 million for the first quarter of 2019 from $885 million for the first quarter of 2018.

Gross operating margin from Enterprise’s natural gas processing business and related NGL marketing activities increased 18 percent to $293 million for the first quarter of 2019, compared to $249 million for the first quarter of 2018.  Gross operating margin from the partnership’s natural gas processing plants increased approximately $20 million this quarter compared to the first quarter last year.  Our Permian Basin natural gas processing plants reported a $19 million increase, primarily due to higher fee-based processing volumes and contribution from the Orla plant, which commenced operations in May 2018.  Gross operating margin from the partnership’s South Texas natural gas processing plants increased $13 million due to higher processing margins and fees.  Gross operating margin from our Rocky Mountain processing plants decreased $17 million primarily due to lower equity NGL production, processing margins and deficiency fees.  Total fee-based processing volumes increased 0.9 Bcf/d, or 21 percent, to a record 5.3 Bcf/d for the first quarter of 2019 compared to the first quarter of 2018.  Total equity NGL production was 154 MBPD for the first quarter of 2019 compared to 165 MBPD for the first quarter of 2018.

Gross operating margin from Enterprise’s NGL marketing activities increased $25 million, primarily due to higher average sales margins and net gains from non-cash mark-to-market earnings this quarter compared to the same quarter last year.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $48 million, or 9 percent, to $557 million for the first quarter of 2019 compared to the first quarter of last year.  NGL pipeline transportation volumes increased 149 MBPD to 3.4 million BPD for the first quarter of 2019.  The partnership’s total NGL marine terminal volumes were 540 MBPD for the first quarter of 2019 compared to 575 MBPD for the first quarter of 2018.

Enterprise’s Mont Belvieu NGL storage business reported a $29 million increase in gross operating margin for the first quarter of 2019 compared to the first quarter of 2018 primarily due to an increase in revenues.  Combined, our ATEX ethane pipeline and Morgan’s Point ethane export terminal reported an $8 million increase in gross operating margin for the first quarter of 2019 primarily due to a 14 MBPD and 18 MBPD, respectively, increase in volumes compared to the first quarter of 2018.  Gross operating margin at the Enterprise Hydrocarbons Terminal (“EHT”) on the Houston Ship Channel decreased $5 million, primarily due to a 49 MBPD decrease in LPG loadings in the first quarter of 2019 as the result of the temporary closure of the ship channel.

Gross operating margin from the Shin Oak NGL pipeline, which commenced operations in February 2019, contributed $8 million to gross operating margin this quarter on 79 MBPD of transportation volumes during the quarter.

Enterprise’s NGL fractionation business reported gross operating margin of $109 million for the first quarter of 2019 compared to $127 million for the first quarter of 2018.  Gross operating margin from our Hobbs NGL fractionator decreased $21 million compared to the first quarter of 2018 primarily due to major maintenance activities completed in February 2019.  Total NGL fractionation volumes increased 145 MBPD, or 18 percent, to 969 MBPD in the first quarter of 2019 compared to the first quarter of last year.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment was a record $662 million for the first quarter of 2019 compared to $220 million for the first quarter of 2018.  Gross operating margin for the first quarter of 2019 included $100 million of non-cash, mark-to-market gains on financial instruments related to hedging activities while gross operating margin for this segment in the first quarter of 2018 included non-cash, mark-to-market losses of $130 million.  Total crude oil pipeline volumes increased 12 percent to a record 2.2 million BPD for the first quarter of 2019 compared to the first quarter of 2018.  Total crude oil marine terminal volumes increased 40 percent to a record 886 MBPD for the first quarter of this year compared to the first quarter of last year.

Gross operating margin from our Midland-to-ECHO 1 pipeline system and related business activities increased by $221 million in the first quarter of 2019 compared to the same quarter in 2018.  The improvement includes a $181 million increase in non-cash, mark-to-market earnings on financial instruments executed to hedge the regional price spread between Midland and Houston crude oil prices compared to the first quarter of 2018.  Midland-to-ECHO 1 pipeline volumes increased 15 percent to a net 456 MBPD for the first quarter of 2019 compared to the first quarter of 2018.

During the first quarter of 2019, we completed the repurposing of one of our Seminole NGL pipelines into crude oil service, now referred to as the Midland-to-ECHO 2 pipeline.  This pipeline began limited service in February 2019 and began full commercial operations effective April 1, 2019.  Gross operating margin from this pipeline was $17 million in the first quarter of 2019.

Gross operating margin from other crude oil marketing activities increased $132 million, primarily due to higher sales margins which accounted for $84 million of the increase and higher non-cash, mark-to-market earnings, mostly attributable to narrowing regional price spreads affecting hedges of transportation capacity from Midland to Houston.

Enterprise’s share of gross operating margin associated with Seaway pipeline increased $22 million for the first quarter of 2019 compared to the same quarter in 2018 on higher transportation fees and volumes, primarily from the expansion of the pipeline system completed the first quarter of 2019.  Gross operating margin from our West Texas System and equity investment in the Eagle Ford Crude Oil pipeline system increased by a combined $27 million, primarily due to higher volumes.  Gross operating margin from the EHT marine terminal for the first quarter of 2019 increased $10 million compared to the first quarter last year on higher crude oil export volumes.

Natural Gas Pipelines & Services – Enterprise’s Natural Gas Pipelines & Services segment reported a 34 percent, or $66 million, increase in gross operating margin to a record $264 million for the first quarter of 2019 compared to the first quarter of 2018.  Total natural gas transportation volumes were a record 14.2 TBtu/d for the first quarter of 2019 compared to 13.0 TBtu/d for the first quarter of 2018.

Gross operating margin from the Texas Intrastate system increased 28 percent, or $23 million, to $107 million for the first quarter of 2019.  This increase was primarily due to higher firm capacity fees and volumes in the first quarter of 2019.  Natural gas pipeline volumes for this system were 4.6 TBtu/d for the first quarter of 2019 compared to 4.4 TBtu/d for the same quarter last year.

Enterprise’s natural gas marketing business reported a $34 million increase in gross operating margin primarily due to higher average sales margins and higher non-cash mark-to-market earnings.  Gross operating margin from our gathering assets in and near the Haynesville Shale production area increased $9 million for the first quarter of 2019 compared to the first quarter of 2018, primarily due to higher fees and volumes.  Total volumes for the Haynesville-area systems, which are benefiting from a resurgence in demand, increased 0.6 TBtu/d to 1.6 TBtu/d in the first quarter of 2019 compared to the first quarter last year.

Gross operating margin from Enterprise’s Permian natural gas gathering system increased $8 million to $17 million in the first quarter of 2019 compared to the same quarter in 2018.  Gathering volumes on the Permian system increased 0.5 TBtu/d to 1.0 TBtu/d.  The Jonah and Piceance gathering systems reported a combined $5 million decrease in gross operating margin for the first quarter of 2019, primarily due to lower volumes.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $243 million for the first quarter of 2019 compared to $272 million for the first quarter of 2018.  Total segment pipeline transportation volumes were 810 MBPD for the first quarter of 2019 compared to 852 MBPD for the first quarter of last year.  Refined products and petrochemical marine terminal volumes were 338 MBPD for the first quarter of 2019 compared to 370 MBPD for the same quarter of last year.

The partnership’s propylene business reported gross operating margin of $102 million for the first quarter of 2019 compared to $129 million in the first quarter of 2018.  Approximately $51 million of this decrease in gross operating margin was attributable to lower sales margins, fees and volumes at Enterprise’s Mont Belvieu propylene fractionators.  Gross operating margin from Enterprise’s PDH facility, which operated at approximately 80 percent of capacity during the quarter, increased $23 million for the first quarter of 2019 versus the first quarter in 2018 primarily due to a 40 percent increase in production volumes.  The PDH facility completed its commissioning (or start up) phase and began full commercial operations in April 2018.  Total propylene production volumes were 90 MBPD for the first quarter of 2019 compared to 98 MBPD for the first quarter of last year.

Gross operating margin for Enterprise’s butane isomerization and related operations was $24 million for the first quarter of 2019 compared to $25 million for the first quarter of 2018.  Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business was $24 million for the first quarter of 2019 compared to $32 million for the first quarter of 2018, primarily due to lower volumes, partially offset by higher sales margins.

Capitalization

Total debt principal outstanding at March 31, 2019 was $27.1 billion, including $2.7 billion of junior subordinated notes, to which the debt rating agencies ascribe partial equity content.  At March 31, 2019, Enterprise had consolidated liquidity of approximately $4.7 billion, which was comprised of unrestricted cash on hand and available borrowing capacity under our revolving credit facilities.

Total capital spending in the first quarter of 2019 was $1.2 billion, which included $62 million of sustaining capital expenditures.  For 2019, we currently expect to invest approximately $3.4 billion to $3.8 billion for growth capital expenditures and approximately $350 million for sustaining capital expenditures.  We expect to receive approximately $625 million in cash contributions from non-controlling interests in 2019 associated with ownership interests in the Shin Oak NGL pipeline and ethylene marine terminal.

In the first quarter of 2019, Enterprise purchased approximately 1.9 million of its common units in the open market for approximately $52 million, or approximately $27.83 per unit.  These purchases more than offset the 1.5 million units issued through the partnership’s distribution reinvestment and employee unit purchase plans in February 2019.

Conference Call to Discuss First Quarter 2019 Earnings

Enterprise will host a conference call today to discuss first quarter 2019 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 49,200 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 Bcf of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
               Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2019	2018	2019
Revenues	$8,543.5	$9,298.5	$35,779.2
Costs and expenses:
Operating costs and expenses	7,019.7	8,222.7	30,194.3
General and administrative costs	52.2	53.0	207.5
Total costs and expenses	7,071.9	8,275.7	30,401.8
Equity in income of unconsolidated affiliates	154.6	115.7	518.9
Operating income	1,626.2	1,138.5	5,896.3
Other income (expense):
Interest expense	(277.2)	(252.1)	(1,121.8)
Other, net	(56.3)	30.2	(99.6)
Total other expense, net	(333.5)	(221.9)	(1,221.4)
Income before income taxes	1,292.7	916.6	4,674.9
Provision for income taxes	(12.3)	(5.1)	(67.5)
Net income	1,280.4	911.5	4,607.4
Net income attributable to noncontrolling interests	(19.9)	(10.8)	(75.2)
Net income attributable to limited partners	$1,260.5	$900.7	$4,532.2
Per unit data (fully diluted):
Earnings per unit	$0.57	$0.41	$2.07
Average limited partner units outstanding (in millions)	2,199.5	2,177.2	2,192.5

Supplemental financial data:
Net cash flow provided by operating activities	$1,160.4	$1,233.6	$6,053.1
Cash flows used in investing activities	$1,174.5	$1,119.1	$4,337.0
Cash flows provided by (used in) financing activities	$(288.5)	$30.8	$(1,824.2)
Total debt principal outstanding at end of period	$27,115.6	$25,618.5	$27,115.6

Non-GAAP Distributable Cash Flow (1)	$1,628.4	$1,385.5	$6,232.3
Non-GAAP Adjusted EBITDA (2)	$1,985.8	$1,686.6	$7,522.1
Non-GAAP Free Cash Flow (3)	$2.7	$99.2	$1,904.7
Gross operating margin by segment:
NGL Pipelines & Services	$959.2	$884.9	$3,905.0
Crude Oil Pipelines & Services	662.3	220.0	1,953.6
Natural Gas Pipelines & Services	264.3	197.9	957.6
Petrochemical & Refined Products Services	242.6	271.9	1,028.5
Total segment gross operating margin (4)	2,128.4	1,574.7	7,844.7
Net adjustment for shipper make-up rights (5)	5.3	11.5	28.5
Non-GAAP total gross operating margin (6)	$2,133.7	$1,586.2	$7,873.2
Capital spending:
Capital expenditures	$1,148.9	$946.5	$4,425.6
Cash used for business combinations, net of cash received	--	149.8	0.8
Investments in unconsolidated affiliates	29.1	37.9	104.8
Other investing activities	2.7	0.9	7.2
Total capital spending	$1,180.7	$1,135.1	$4,538.4

(1)      See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(2)      See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(3)      See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(4)      Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(5)      Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.
(6)       See Exhibit G for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2019	2018	2019
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,436	3,287	3,556
NGL marine terminal volumes (MBPD)	540	575	584
NGL fractionation volumes (MBPD)	969	824	971
Equity NGL production (MBPD) (2)	154	165	151
Fee-based natural gas processing (MMcf/d) (3)	5,299	4,364	5,017
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,227	1,997	2,154
Crude oil marine terminal volumes (MBPD)	886	634	747
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (4)	14,197	13,021	14,017
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	90	98	95
Butane isomerization volumes (MBPD)	111	113	106
Standalone DIB processing volumes (MBPD)	93	78	92
Octane additive and related plant production volumes (MBPD)	28	26	27
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	810	852	869
Refined products and petrochemicals marine terminal volumes (MBPD)	338	370	344
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,473	6,136	6,579
Natural gas pipeline transportation volumes (BBtus/d)	14,197	13,021	14,017
Equivalent pipeline transportation volumes (MBPD) (5)	10,209	9,563	10,268
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,764	1,579	1,675

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2) Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3) Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4) “BBtus/d” means billion British thermal units per day.
(5) Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

The following tables presents selected average index prices for natural gas and selected NGL, petrochemical products and crude oil for the periods indicated:

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)
2018 by quarter:
1st Quarter	$3.01	$0.25	$0.85	$0.96	$1.00	$1.41	$0.53	$0.33
2nd Quarter	$2.80	$0.29	$0.87	$1.00	$1.20	$1.53	$0.52	$0.37
3rd Quarter	$2.91	$0.43	$0.99	$1.21	$1.25	$1.54	$0.60	$0.45
4th Quarter	$3.65	$0.35	$0.79	$0.91	$0.94	$1.22	$0.51	$0.35
2018 Averages	$3.09	$0.33	$0.88	$1.02	$1.10	$1.43	$0.54	$0.38

2019 by quarter:
1st Quarter	$3.15	$0.30	$0.67	$0.82	$0.85	$1.16	$0.38	$0.24

(1)      Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)      NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)      Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel	$/barrel	$/barrel	$/barrel
	(1)	(2)	(2)	(3)
2018 by quarter:
1st Quarter	$62.87	$62.51	$65.47	$65.79
2nd Quarter	$67.88	$59.93	$72.38	$72.97
3rd Quarter	$69.50	$55.28	$73.67	$74.28
4th Quarter	$58.81	$53.64	$66.34	$66.20
2018 Averages	$64.77	$57.84	$69.47	$69.81

2019 by quarter:
1st Quarter	$54.90	$53.70	$61.19	$62.35

(1)    West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2) Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3) Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.66 per gallon during the first quarter of 2019 versus $0.77 per gallon for the first quarter of 2018.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  A change in our consolidated marketing revenues due to higher energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable increases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.		Exhibit D
Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2019	2018
Free Cash Flow (“FCF”)
Net cash flow provided by operating activities (GAAP)	$1,160.4	$1,233.6
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(1,174.5)	(1,119.1)
Cash contributions from noncontrolling interests	34.8	0.1
Cash distributions paid to noncontrolling interests	(18.0)	(15.4)
FCF (non-GAAP)	$2.7	$99.2

	For the Twelve Months Ended March 31,
	2019	2018
Net cash flow provided by operating activities (GAAP)	$6,053.1	$5,024.3
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(4,337.0)	(3,961.2)
Cash contributions from noncontrolling interests	272.8	0.3
Cash distributions paid to noncontrolling interests	(84.2)	(54.5)
FCF (non-GAAP)	$1,904.7	$1,008.9

FCF is a measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF appropriately reflects the amount of cash we receive from noncontrolling interests.

Enterprise Products Partners L.P.			Exhibit E
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2019	2018	2019
Distributable Cash Flow (“DCF”)
Net income attributable to limited partners (GAAP)	$1,260.5	$900.7	$4,532.2
Adjustments to net income attributable to limited partners to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	474.5	425.9	1,840.2
Cash distributions received from unconsolidated affiliates	143.5	122.4	550.5
Equity in income of unconsolidated affiliates	(154.6)	(115.7)	(518.9)
Change in fair market value of derivative instruments	(96.3)	136.9	(216.8)
Change in fair value of Liquidity Option Agreement	57.8	7.5	106.4
Gain on step acquisition of unconsolidated affiliate	--	(37.0)	(2.4)
Subtract sustaining capital expenditures (1)	(61.6)	(66.3)	(316.2)
Other, net	2.9	8.5	74.9
Subtotal DCF, before proceeds from asset sales and monetization of interest rate derivative instruments accounted for as cash flow hedges	1,626.7	1,382.9	6,049.9
Proceeds from asset sales	1.7	1.1	161.8
Monetization of interest rate derivative instruments accounted for as cash flow hedges	--	1.5	20.6
DCF (non-GAAP)	$1,628.4	$1,385.5	$6,232.3
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(559.8)	(203.1)	(340.5)
Sustaining capital expenditures	61.6	66.3	316.2
Other, net	30.2	(15.1)	(154.9)
Net cash flow provided by operating activities (GAAP)	$1,160.4	$1,233.6	$6,053.1

(1)       Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.

Enterprise Products Partners L.P.			Exhibit F
Adjusted EBITDA - UNAUDITED
($ in millions)			For the Twelve Months Ended March 31,
	For the Three Months Ended March 31,
	2019	2018	2019
Net income (GAAP)	$1,280.4	$911.5	$4,607.4
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses	461.1	403.5	1,780.9
Interest expense, including related amortization	277.2	252.1	1,121.8
Cash distributions received from unconsolidated affiliates	143.5	122.4	550.5
Equity in income of unconsolidated affiliates	(154.6)	(115.7)	(518.9)
Provision for income taxes	12.3	5.1	67.5
Change in fair market value of derivative instruments	(96.3)	136.8	(216.9)
Change in fair value of Liquidity Option Agreement	57.8	7.5	106.4
Gain on step acquisition of unconsolidated affiliate	--	(37.0)	(2.4)
Other, net	4.4	0.4	25.8
Adjusted EBITDA (non-GAAP)	1,985.8	1,686.6	7,522.1
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(277.2)	(252.1)	(1,121.8)
Net effect of changes in operating accounts, as applicable	(559.8)	(203.1)	(340.5)
Other, net	11.6	2.2	(6.7)
Net cash flow provided by operating activities (GAAP)	$1,160.4	$1,233.6	$6,053.1

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit G
Gross Operating Margin – UNAUDITED
($ in millions)			For the Twelve Months Ended March 31,
	For the Three Months Ended March 31,
	2019	2018	2019
Total gross operating margin (non-GAAP)	$2,133.7	$1,586.2	$7,873.2
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses	(450.9)	(394.3)	(1,743.6)
Asset impairment and related charges in operating costs and expenses	(4.8)	(0.9)	(54.4)
Net gains attributable to asset sales in operating costs and expenses	0.4	0.5	28.6
General and administrative costs	(52.2)	(53.0)	(207.5)
Total operating income (GAAP)	$1,626.2	$1,138.5	$5,896.3

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (5) to Exhibit A of this press release.

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